                                                                    Exhibit 23.1









             Consent of Independent Register Public Accounting Firm
             ------------------------------------------------------


We have issued our report dated February 18, 2004 accompanying the consolidated financial statements of The Bancorp Bank (a wholly owned subsidiary of The Bancorp, Inc.) in the 2003 Annual Report of the Bank to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2003, which is included in this Amendment No. 3 of the Registration Statement (File No. 333-117385) and Proxy/Prospectus. We consent to the incorporation by reference in the Registration Statement and Proxy/Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
November 2, 2004